Exhibit 99.1

AMENDMENT TO COOPERATION AGREEMENT

This AMENDMENT TO COOPERATION AGREEMENT (this “Amendment”), is made and entered into as of May 5, 2015 by and among USA Truck, Inc., a Delaware corporation, Stone House Capital Management, LLC, a Delaware limited liability company, SH Capital Partners, L.P., a Delaware limited partnership, and Mark Cohen (collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Agreement (defined below).

WHEREAS, the Parties have entered into that certain Cooperation Agreement, dated February 25, 2015 (the “Agreement”);

WHEREAS, the Parties desire that the Agreement be amended in certain respects in accordance with the terms of this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Amendment of Agreement.

(a) Section 1(c)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) The Investor shall pay, or cause to be paid, a percentage of the Offering Expenses in proportion to the ratio of the Investor Shares registered in the Offering to the total number of All Investors Shares registered in the Offering. The term “Offering Expenses” means (A) all fees, disbursements and expenses incurred in connection with the printing, reproduction and filing of any documents required in connection with the Offering, (B) all fees and expenses of the Company’s auditors incurred in connection with the Offering (but excluding such fees and expenses that arose prior to March 6, 2015), and (C) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the Offering, including without limitation expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show. For the avoidance of doubt, (X) the Company shall undertake a “road show” unless otherwise agreed by the Parties in writing, (Y) except as set forth in the next sentence the portion of the Offering Expenses to be shared pro rata by all investors who register shares in the Offering shall not exceed $60,000 and (Z) by means of example, if the Investor registers in the Offering 600,000 shares and another investor(s) registers in the Offering 1,400,000 shares, then the Investor shall be responsible for 30% of up to $60,000, or up to $18,000 and the other investor(s) will be responsible for

70% of up to $60,000, or up to $42,000. Notwithstanding anything to the contrary, if the Offering fails to close prior to June 15, 2015, and an Investor Reason shall exist with respect to Investor, Investor will reimburse the Company within 15 days for the actual amount of the Company’s Transaction Expenses, up to $200,000 (subject, in certain circumstances, to proration as described in the next two sentences). If an Investor Reason also exists with respect to any other investor participating in the Offering, the Transaction Expenses will be shared pro rata by all investors who register shares in the Offering in proportion to the number of shares registered by each investor. By means of example, if the Investor registers in the Offering 600,000 shares and another investor(s) registers in the Offering 1,400,000 shares, then the Investor shall be responsible for 30% of up to $200,000, or up to $60,000 and the other investor(s) will be responsible for 70% of up to $200,000, or up to $140,000. “Investor Reason” means the Investor or any other investor participating in the Offering (1) contributes materially to any delay or postponement in the Offering that interferes with a closing by June 15, 2015, (2) indicates or imposes any price range or requirement or indicates an unwillingness to sell its shares for any reason, (3) fails to execute and deliver a lock-up agreement, underwriting agreement, certificate, or other document reasonably required by the underwriters or the Company in customary form, (4) fails to comply with the customary closing conditions required by the underwriting agreement, or (5) otherwise fails to cooperate in a timely and effective manner to the extent reasonable and customary for selling stockholders. However, an Investor Reason will be deemed not to exist if, prior to the first to occur of the events described in clauses (1) through (5) above, the underwriters advise the Company and the Investor in writing that they are unwilling to proceed with an Offering or are unable to place at least 75% of the Investor Shares at any price, the Company fails to comply with any closing condition of the Company (and not the selling stockholders) set forth in the underwriting agreement (which failure to comply is not waived) or terminates the Offering, or the SEC shall issue any stop order or similar halt or restriction on the Offering. “Transaction Expenses” means all of the Company’s fees and expenses incurred in connection with an Offering, including without limitation Offering Expenses, attorneys’ fees and expenses, and expenses associated with due diligence and closing, incurred by the Company from and after April 20, 2015.”

(b) The following paragraph is hereby added to the Agreement as Section 1(d):

“(d) If the Offering fails to close prior to June 15, 2015, and an Investor Reason shall exist with respect to Investor, the Company will not be obligated to undertake any future Offering on behalf of the Investor or any Affiliate unless the Parties reach a subsequent written agreement as to Transaction Expenses in connection with such future Offering and the Company and the underwriters agree on the timing of such future Offering.”

Section 2. Consent. Investor hereby consents to the Company’s public disclosure of this Amendment and the terms hereof in a manner consistent with the Company’s prior disclosure of the Agreement, as required by law and stock exchange regulation, and as necessary or advisable in connection with the Offering.

Section 3. Representations and Warranties. Each of the Company and Investor hereby remake the representations and warranties contained in Section 5 and Section 6 of the Agreement, respectively; provided, that any such representations and warranties made with respect to the Agreement are instead made with respect to this Amendment.

Section 4. Effect on Agreement. Except as specifically amended hereby, the terms and provisions of the Agreement are, in all other respects, ratified and confirmed and remain in full force and effect. Except as expressly set forth herein, the amendments provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Parties with respect to the Agreement. No reference to this Amendment need be made in any notice, writing, or other communication relating to the Agreement, any such reference to the Agreement to be deemed a reference thereto as amended by this Amendment. All references to the Agreement in any document, instrument, or agreement executed in connection with the Agreement will be deemed to refer to the Agreement as amended hereby.

Section 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 6. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AMENDMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT. EACH PARTY TO THIS AMENDMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AMENDMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.

Section 7. Entire Agreement. The Agreement, as amended hereby, constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof.

Section 8. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. Any provision of this Amendment held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 9. Successors and Assigns; No Third Party Beneficiaries. This Amendment shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Amendment without the prior written consent of the other Parties. No provision of this Amendment is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 10. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Amendment as of the date first above written.

USA TRUCK, INC.

By:	/s/ Robert A. Peiser
Name:	Robert A. Peiser
Title:	Chairman of the Board

[Signature Page to Amendment to Cooperation Agreement]

INVESTOR:

STONE HOUSE CAPITAL MANAGEMENT, LLC

By:	/s/ Mark Cohen
Name:	Mark Cohen
Title:	Managing Member

SH CAPITAL PARTNERS, L.P.

By:	Stone House Capital Management, LLC, its General Partner

By:	/s/ Mark Cohen
Name:	Mark Cohen
Title:	Managing Member

MARK COHEN

By:	/s/ Mark Cohen
Name:	Mark Cohen

[Signature Page to Amendment to Cooperation Agreement]